Exhibit 99.1

                         [LOGO OF ALFACELL CORPORATION]

FOR IMMEDIATE RELEASE:

Contact:

Alfacell Corporation                            Financial Inquiries:
Kuslima Shogen, CEO                             RJ Falkner & Company, Inc.
Andrew Savadelis, CFO                           Investor Relations Counsel
(973) 748-8082                                  (800) 377-9893
info@alfacell.com                               info@rjfalkner.com

               ALFACELL Shares to Trade on NASDAQ SmallCap Market

            Investor Conference Call Scheduled For September 15, 2004

BLOOMFIELD, N.J. (September 9, 2004) -- ALFACELL Corporation (NASDAQ: ACEL), a biopharmaceutical company focused on the discovery, development and commercialization of ribonucleases for anti-cancer and other therapeutic applications, today announced that The Nasdaq Stock Market, Inc. has approved the company for re-listing on the NASDAQ SmallCap Market. The Company's common stock will begin trading on the NASDAQ SmallCap Market at 9:30 a.m. on Thursday, September 9, 2004.

Bruce Aust, Executive Vice President of The NASDAQ Stock Market said: "Alfacell as a leader in the biopharmaceutical industry embodies the innovation that defines our marketplace. We are honored that Alfacell has joined the NASDAQ SmallCap Market and we look forward to helping them achieve increased recognition within the investment community."

"The relisting of Alfacell on the NASDAQ SmallCap Market represents another significant milestone for the Company in its quest to commercialize its novel ribonuclease technologies for cancer and other therapeutic applications," noted Kuslima Shogen, Chief Executive Officer of Alfacell Corporation. "We continue to move forward in our efforts to complete our pivotal Phase III trials and prepare for an NDA filing for our lead product, Onconase(R) for the treatment of malignant mesothelioma."

The Company will host a conference call at 11:00 a.m. Eastern Time on September 15, 2004, to update investors regarding recent developments. To participate in the conference call, investors should dial 913-981-4901 approximately five minutes prior to 11 a.m. on September 15, 2004. A replay of the conference call will be available through September 22, 2004 by dialing 719-457-0820. The Access Code for the replay will be 884252.

About Alfacell Corporation

Alfacell Corporation is a global leader and pioneer in the research, development and commercialization of ribonucleases. Our mission is to develop new therapeutics based on our ribonuclease technology for the treatment of cancer, infectious diseases and other life-threatening conditions. For more information, please visit www.alfacell.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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